EXHIBIT 3.1

The following Certificate of Incorporation is compiled from the most recent official Certificate of Incorporation and subsequent Amendments.

CERTIFICATE OF INCORPORATION

OF

EMPIRE PETROLEUM CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF DELAWARE:

We, the undersigned Incorporators, Thomas G. Noulles, Nancy C. Hanania, and C. Bretton Crane, all of 2200 Fourth National Bank Building, Tulsa, Oklahoma 74119, being persons legally competent to enter into contracts for the purpose of forming a corporation under the Business Corporation Act of the State of Delaware, do hereby adopt the following Articles of Incorporation.

ARTICLE I

Name.  The name of the Corporation (hereinafter call the “Corporation”) is Empire Petroleum Corporation.

ARTICLE II

Registered Office and Registered Agent.  The address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801, and the Registered Agent at such office is The Corporation Trust Company.

ARTICLE III

Period of Duration.  The period of duration of the Corporation is perpetual.

ARTICLE IV
Purpose and Powers.  The purposes for which the Corporation is organized are:

1.	To invest in all forms of investments, including real and person property, stocks and bonds, including, but not limited to, minerals and oil, and to acquire options to purchase such properties.

2.	To carry on any legal business and to have and exercise all the powers conferred on corporations organized under the Delaware Business Corporation Act.

The foregoing shall be construed as objectives, purposes or powers of the Corporation, where appropriate, and the enumeration thereof shall not be held to limit or restrict in any manner the objectives, purposes or powers of the Corporation.  The Corporation shall have, possess and exercise any and all other powers, expressed or implied, as may be incidental to the conduct and transaction of its business and affairs or necessary or expedient for the attainment of its corporate objectives and purposes and such other powers as may now or hereafter be conferred upon the Corporation under the Constitution and laws of the State of Delaware.

ARTICLE V

Capitalization.  The Corporation shall have the authority to issue 150,000,000 (one hundred fifty million) shares of stock each having a par value of one-tenth of one cent ($0.001).  All stock of the Corporation shall be of the same class and shall have the same rights and preferences.  Fully paid stock of this Corporation shall not be liable for further call or assessment.  The Board of Directors shall have the authority by resolution to grant rights or subscriptions for common stock and for such consideration as the Board of Directors may fix and determine, without action by the stockholders, provided such consideration be as allowed by the laws of the State of Delaware.

Effective as of 4:00 p.m., Eastern Time, on August 12, 2013 (the “Effective Time”), each twelve (12) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.001   per share. At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue.  No fractional shares shall be issued in connection with the exchange.  In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the exchange shall be entitled to receive one (1) share of Common Stock.

ARTICLE VI

Attributes of Shares.  The Board of Directors shall have the power and authority to fix or alter all shares of stock as set forth in Section 151 of Title 8 of the Delaware Statutes.  This power shall include, but not be limited to, the division of any class of stock into series, and the Board of Directors may fix and determine relative attributes of any series so established.  The Board of Directors may, in establishing such series within a class of stock, prescribe different privileges, conversion and redemptive rights and preferences between such series; provided, however, that all shares of any one series shall have the same voting privileges, conversion and redemptive rights.

ARTICLE VII

Preemptive Rights.  There shall be no preemptive rights to acquire unissued and/or treasury shares of the stock of the Corporation.

ARTICLE VIII

Voting of Shares.  Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders.  Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact.  At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or its for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the stockholder shall have no right to accumulate his or its votes with regard to such election.

ARTICLE IX

By-Laws.  The By-Laws may be adopted, altered, amended or repealed by a majority vote of the members of the Board of Directors, or by a vote of the stockholders entitled to exercise a majority of the voting power of the Corporation, as the case may be, at regular or special meeting duly convened after notice to the Directors or stockholders, as the case may be, setting out the purpose of such meeting; provided, however, the Board shall not adopt or alter any By-Law fixing their number, qualifications, or term of office, but such number, qualification or term of the Board may be adopted or altered by a majority of the stockholders at any regular or special meeting duly convened after notice to the stockholders.

ARTICLE X

Directors.  The Corporation shall be governed by a Board of Directors consisting of no less than three (3) directors.  Directors need not be stockholders of the Corporation.

ARTICLE XI

ELEVENTH:  (a)  Elimination of Certain Liability of Directors.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)  Indemnification and Insurance.

(i)  Right to Indemnification.  (A)  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation may indemnify and hold harmless in such manner any person designated by the Board of Directors, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise; provided, however, that except as provided in subsection (b) (ii) of this Section, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  In the event a director or officer of the Corporation shall serve as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise in which the Corporation maintains an investment or maintained an investment at the time such person assumed such position, it shall be conclusively presumed for purposes of the indemnification provided for in subsection (B) above that such service has been undertaken at the request of the Corporation.  The foregoing presumption shall apply regardless of whether such director or officer is serving such entity at the request of a third party or that his or her service with such entity was commenced prior to the effectiveness of this Article of the Certificate of Incorporation or prior to his or her becoming an officer or director of the Corporation.  The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date hereof and to a person subject to subsection (b)(i)(B) on the  date designated by the Board of Directors, shall be deemed to be accepted by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation or an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii)  Right of Claimant to Bring Suit.  If a claim under Section (b)(i) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii)  Nonexclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(iv)  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(v)  Retroactivity; Severability.  The provisions of this subsection (b) shall apply to any claim, action, suit and proceeding, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions, or alleged acts or omissions, which heretofore have taken place.  If any subsection of this Section (b) shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect.

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